Exhibit 99.1

On January 30, 2009, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $616 million, today announced operating results for the quarter and year end 2008 and that the Board of Directors declared a dividend of $0.15 per share payable on March 13, 2009 to shareholders of record as of February 27, 2009.

For the quarter ended December 31, 2008, the Corporation reported net income of $598,000 or $0.17 basic earnings per share.  This compares to fourth quarter 2007 net income of $1,213,000, or $0.35 basic earnings per share.  Compared with the same period in 2007, fourth quarter 2008 net income decreased $615,000 or 50.7%.  The $615,000 decrease for the quarter was primarily the result of a $725,000 increase in the provision for loan losses and a $598,000 decrease in non-interest income, offset by a $371,000 increase in net interest income and a $338,000 decrease in the provision for income taxes. In the fourth quarter of 2008, the Corporation’s non-interest income was adversely impacted by a $701,000 impairment to the Corporation’s mortgage servicing rights as compared to a $220,000 impairment for the fourth quarter of 2007.  The fourth quarter 2008 impairment adjustment resulted from extreme volatility experienced in the mortgage market, during the period, at least partially attributable to falling mortgage interest rates, especially during the latter part of the quarter.  The falling rates dramatically increased the projected prepayment speeds which, when coupled with the overall uncertainty in the market, significantly decreased the value of the serviced portfolio.

Net income for the year ended December 31, 2008 totaled $4,419,000 or $1.28 basic earnings per share compared to net income of $4,579,000, or $1.30 basic earnings per share for 2007.  Net income for the year ended December 31, 2008 decreased $160,000, or 3.5%, as compared to 2007.  The decrease in net income for the year was primarily the result of an increase of $1,570,000 in the provision for loan losses, a decrease of $291,000 in non-interest income and an increase of $444,000 in non-interest expenses offset by a $1,995,000 increase in net interest income and a decrease in the provision for income taxes of $150,000.

Net interest income was $4,919,000 in the fourth quarter of 2008 compared to $4,548,000 for the same period of 2007, a $371,000 (8.2%) increase. Net interest income was $19,413,000 for the year ended December 31, 2008 compared to $17,418,000 for 2007, a $1,995,000 (11.5%) increase.

For the year ended December 31, 2008, the Corporation’s efficiency ratio improved to 62.68% compared to 65.70% for 2007.  Return on average assets for the year ended December 31, 2008 was 0.74% compared to 0.83% for 2007.  Return on average equity for the year ended December 31, 2008 was 8.87% compared to 9.69% for 2007.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the Corporation’s 2008 Form 10-K.